Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On November 6, 2012, United States Cellular Corporation (“U.S. Cellular”), a subsidiary of Telephone and Data Systems, Inc. (“TDS”), entered into a Purchase and Sale Agreement with subsidiaries of Sprint Nextel Corporation (“Sprint”). The Purchase and Sale Agreement also contemplates certain other agreements, collectively with the Purchase and Sale Agreement referred to as the “Divestiture Transaction.”

The Purchase and Sale Agreement provides that U.S. Cellular will transfer to Sprint certain rights and assets (collectively, the “Subject Assets”), and Sprint will assume certain liabilities (“Subject Liabilities”), related to U.S. Cellular’s Chicago, central Illinois, St. Louis and certain Indiana/Michigan/Ohio markets (the “Divestiture Markets”), in consideration for $480 million in cash at closing (“Purchase Price”), subject to pro-rations of certain assets and liabilities.  U.S. Cellular will retain all other assets (“Retained Assets”) and liabilities (“Retained Liabilities”) related to the Divestiture Markets.  U.S. Cellular is not transferring and will continue to operate and provide services in Peoria, Rockford and certain other areas in Illinois, and in Columbia, Joplin, Jefferson City and certain other areas in Missouri.

On April 3, 2013, U.S. Cellular entered into an agreement relating to the Partnerships (as defined below) with Cellco Partnership d/b/a Verizon Wireless (“Verizon Wireless”).  U.S. Cellular holds a 60.00% interest in St. Lawrence Seaway RSA Cellular Partnership (“NY1”) and a 57.14% interest in New York RSA 2 Cellular Partnership (“NY2” and, together with NY1, the “Partnerships”).  The remaining interests are held by Verizon Wireless.  The Partnerships are operated by Verizon Wireless under the Verizon Wireless brand.  Because U.S. Cellular owns a greater than 50% interest in each of these markets and based on U.S. Cellular’s rights under the Partnership Agreements, prior to April 3, 2013, TDS consolidated the financial results of these markets in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The agreement amends the Partnership Agreements in several ways, which provide Verizon Wireless with substantive participating rights that allow Verizon Wireless to make decisions that are in the ordinary course of business of the Partnerships and which are significant to directing and executing the activities of the business.   Accordingly, as required by GAAP, effective April 3, 2013, TDS will deconsolidate the Partnerships and thereafter will report them as equity method investments in its consolidated financial statements (the “Deconsolidation”).

The unaudited pro forma financial information is based on financial statements prepared in accordance with GAAP.  In addition, the unaudited pro forma financial information is based upon available information and assumptions that TDS considers to be reasonable, and have been made solely for purposes of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the Securities and Exchange Commission (“SEC”).

The unaudited pro forma financial information is based on various assumptions. The actual results reported by TDS in periods following the Divestiture Transaction and the Deconsolidation may differ significantly from those reflected in this unaudited pro forma financial information.  As a result, the unaudited pro forma financial information does not purport to project the future financial condition and results of operations of the consolidated company. The pro forma assumptions and adjustments are described in the accompanying schedules.  Pro forma adjustments are shown in the “Divestiture Markets” and “NY1 & NY2” columns and are those that are directly attributable to the transaction, are factually supportable and, with respect to the unaudited pro forma Statement of Operations, are expected to have a continuing impact on the consolidated results. Pro forma adjustments do not include allocations of corporate costs, as those costs are not directly attributable to these transactions.

The unaudited pro forma financial information should be read together with TDS’ audited consolidated financial statements and accompanying notes, as of and for the fiscal year ended December 31, 2012, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in TDS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on February 26, 2013, and TDS’ Quarterly report on Form 10-Q for the period ended March 31, 2013, which was filed with the SEC on May 3, 2013.

The unaudited pro forma Statement of Operations for the year ended December 31, 2012 and the three months ended March 31, 2013 give effect to the Divesture Transaction and the Deconsolidation as if those transactions had occurred effective January 1, 2012, the beginning of TDS' 2012 fiscal year.

Telephone and Data Systems, Inc. Pro Forma Statement of Operations (Unaudited)
		Less:

	As Reported	Divestiture Markets (1)	NY1 & NY2 (2)	Pro Forma
Year Ended December 31, 2012
(Dollars and shares in thousands, except per share amounts)
Operating revenues	$5,345,277	$456,139	$168,971	$4,720,167

Operating expenses
Cost of services and products (excluding Depreciation, amortization and accretion expense reported below)	2,272,570	182,603	64,115	2,025,852
Selling, general and administrative expense	2,033,901	143,706	46,317	1,843,878
Depreciation, amortization and accretion expense	813,626	104,060	10,262	699,304
Loss on impairment of assets	515	-	-	515
(Gain) loss on asset disposals and exchanges, net	19,741	9,210	-	10,531
(Gain) loss on sale of business and other exit costs, net	21,061	24,445	-	(3,384)
Total operating expenses	5,161,414	464,024	120,694	4,576,696

Operating income	183,863	(7,885)	48,277	143,471

Investment and other income (expense)
Equity in earnings of unconsolidated entities	92,867	-	(28,407)	121,274
Interest and dividend income	9,248	-	-	9,248
Gain (loss) on investment	(3,718)	-	-	(3,718)
Interest expense	(86,745)	(279)	-	(86,466)
Other, net	720	-	90	630
Total investment and other income (expense)	12,372	(279)	(28,317)	40,968

Income (loss) before income taxes	196,235	(8,164)	19,960	184,439
Income tax expense (benefit) (3)	73,582	(3,090)	-	76,672
Net income	122,653	(5,074)	19,960	107,767
Less: Net income attributable to noncontrolling interests, net of tax	(40,792)	-	(19,960)	(20,832)
Net income attributable to TDS shareholders	81,861	(5,074)	-	86,935
Preferred dividend requirement	(50)	-	-	(50)
Net income available to common shareholders	$81,811	$(5,074)	$-	$86,885

Basic weighted average shares outstanding (4)	108,671	-	-	108,671
Basic earnings per share attributable to TDS shareholders	$0.75	$-	$-	$0.80

Diluted weighted average shares outstanding (4)	108,937	-	-	108,937
Diluted earnings per share attributable to TDS shareholders	$0.75	$-	$-	$0.80

Dividends per share	$0.49	$-	$-	$0.49

Telephone and Data Systems, Inc. Pro Forma Statement of Operations (Unaudited)

		Less:

	As Reported	Divestiture Markets (1)	NY1 & NY2 (2)	Pro Forma
Three Months Ended March 31, 2013
(Dollars and shares in thousands, except per share amounts)
Operating revenues	$1,308,573	$99,887	$43,302	$1,165,384

Operating expenses
Cost of services and products (excluding Depreciation, amortization and accretion expense reported below)	559,892	29,585	17,147	513,160
Selling, general and administrative expense	486,903	24,844	11,808	450,251
Depreciation, amortization and accretion expense	242,077	55,969	2,735	183,373
Loss on asset disposals, net	5,616	780	-	4,836
(Gain) loss on sale of business and other exit costs, net	6,931	7,118	-	(187)
Total operating expenses	1,301,419	118,296	31,690	1,151,433

Operating income	7,154	(18,409)	11,612	13,951

Investment and other income (expense)
Equity in earnings of unconsolidated entities	27,089	-	(6,824)	33,913
Interest and dividend income	1,578	-	-	1,578
Interest expense	(24,498)	(80)	-	(24,418)
Other, net	(154)	-	7	(161)
Total investment and other income (expense)	4,015	(80)	(6,817)	10,912

Income (loss) before income taxes	11,169	(18,489)	4,795	24,863
Income tax expense (benefit) (3)	4,180	(6,998)	-	11,178
Net income	6,989	(11,491)	4,795	13,685
Less: Net income attributable to noncontrolling interests, net of tax	(5,570)	-	(4,795)	(775)
Net income attributable to TDS shareholders	1,419	(11,491)	-	12,910
Preferred dividend requirement	(12)	-	-	(12)
Net income available to common shareholders	$1,407	$(11,491)	$-	$12,898

Basic weighted average shares outstanding (4)	108,255	-	-	108,255
Basic earnings per share attributable to TDS shareholders	$0.01	$-	$-	$0.12

Diluted weighted average shares outstanding (4)	108,693	-	-	108,693
Diluted earnings per share attributable to TDS shareholders	$0.01	$-	$-	$0.12

Dividends per share	$0.1275	$-	$-	$0.1275

The unaudited pro forma balance sheet gives effect to the Divestiture Transaction and Deconsolidation as if those transactions had occurred effective March 31, 2013.

Telephone and Data Systems, Inc. Pro Forma Balance Sheet — Assets (Unaudited)
		Less:
March 31, 2013	As Reported	Divestiture Markets (5)	NY1 & NY2 (6)	Pro Forma
(Dollars in thousands)
Current assets
Cash and cash equivalents	$766,700	$(480,000)	$-	$1,246,700
Short-term investments	125,595	-	-	125,595
Accounts receivable		-
Due from customers and agents	374,715	-	11,723	362,992
Other	131,995	-	23,910	108,085
Inventory	143,832	-	-	143,832
Net deferred income tax asset	44,288	-	-	44,288
Prepaid expenses	86,879	-	25	86,854
Income taxes receivable	11,301	-	-	11,301
Other current assets	30,498	-	-	30,498
	1,715,803	(480,000)	35,658	2,160,145

Assets held for sale (7)	160,073	160,073	-	-

Investments
Licenses	1,494,189	-	592	1,493,597
Goodwill	797,194	-	37,131	760,063
Other intangible assets, net of accumulated amortization of $146,578	55,557	-	-	55,557
Investments in unconsolidated entities	201,171	-	(120,000)	321,171
Long-term investments	40,142	-	-	40,142
Other investments	778	-	-	778
	2,589,031	-	(82,277)	2,671,308
Property, plant and equipment
In service and under construction	10,917,301	-	139,112	10,778,189
Less: Accumulated depreciation	7,010,706	-	57,697	6,953,009
	3,906,595	-	81,415	3,825,180

Other assets and deferred charges	130,321	-	69	130,252

Total assets	$8,501,823	$(319,927)	$34,865	$8,786,885

Telephone and Data Systems, Inc. Pro Forma Balance Sheet — Liabilities and Equity (Unaudited)
		Less:
March 31, 2013	As Reported	Divestiture Markets (5)	NY1 & NY2 (6)	Pro Forma
(Dollars and shares in thousands)
Current liabilities
Current portion of long-term debt	$1,318	$-	$-	$1,318
Accounts payable	335,065	-	5,048	330,017
Customer deposits and deferred revenues	231,478	-	5,073	226,405
Accrued interest	15,774	-	-	15,774
Accrued taxes	55,944	(138,541)	-	194,485
Accrued compensation	75,324	-	-	75,324
Other current liabilities (7)	102,208	(18,360)	-	120,568
	817,111	(156,901)	10,121	963,891

Liabilities held for sale (7)	18,360	18,360	-	-

Deferred liabilities and credits
Net deferred income tax liability	867,954	13,314	238	854,402
Other deferred liabilities and credits	445,614	-	726	444,888

Long-term debt	1,721,338	-	-	1,721,338

Commitments and contingencies

Noncontrolling interests with redemption features	466	-	-	466

Equity
TDS shareholders’ equity
Series A Common and Common Shares
Par Value ($.01 per share) ($72 Series A Common and $1,255 Common Shares)	1,327	-	-	1,327
Capital in excess of par value	2,302,785	-	-	2,302,785
Treasury shares at cost:
24,595 Common Shares	(747,831)	-	-	(747,831)
Accumulated other comprehensive loss	(8,303)	-	-	(8,303)
Retained earnings	2,449,720	(194,700)	(19,991)	2,664,411
Total TDS shareholders' equity	3,997,698	(194,700)	(19,991)	4,212,389

Preferred shares	825	-	-	825
Noncontrolling interests (8)	632,457	-	43,771	588,686

Total equity	4,630,980	(194,700)	23,780	4,801,900

Total liabilities and equity	$8,501,823	$(319,927)	$34,865	$8,786,885

(1)     The “Divestiture Markets” column reflects amounts included in the “As Reported” column that are directly attributable to the transaction, are factually supportable and are expected to have a continuing impact on the consolidated results.

(2)     The “NY1 & NY2” column reflects amounts included in the “As Reported” column that are directly attributable to the Deconsolidation, are factually supportable and are expected to have a continuing impact on the consolidated results as a result of the Deconsolidation.  NY1 & NY2 Equity in earnings of unconsolidated entities represents TDS' share of NY1 & NY2 net income for the period based on TDS’ interests in the Partnerships.

(3)     The income tax expense (benefit) is based on TDS’ statutory tax rate applied to the cumulative effect of changes within the Divestiture Markets.

(4)     The number of basic and diluted shares outstanding did not change as a result of the Divestiture Transaction or the Deconsolidation.

(5)     Reflects the receipt of cash of approximately $480 million from Sprint.  As a result of the sale of assets and liabilities to Sprint, TDS will recognize a gain of approximately $195 million, net of income tax expense of approximately $125 million.  This has not been included as a pro forma adjustment to the unaudited pro forma Statements of Operations due to its non-recurring nature but has been recorded in the unaudited pro forma Balance Sheet as of March 31, 2013.  The following table provides a reconciliation of the Retained Earnings impact resulting from the Divestiture Transaction:

(Dollars in thousands)
Divestiture Markets Retained Earnings Reconciliation
Cash proceeds	$480,000
Change in assets and liabilities, net (7)	(160,073)
Current and deferred tax effect	(125,227)
Gain, net of tax	$194,700

Sprint will be required to reimburse U.S. Cellular up to $200 million for certain network decommissioning costs, network site lease rent and termination costs, network access termination costs, and employee termination benefits for specified engineering employees (the “Sprint Cost Reimbursement”).  The receipt of the Sprint Cost Reimbursement amounts will be recorded in (Gain) loss on sale of business and other exit costs, net. Such gains recorded as a result of the Sprint Cost Reimbursement will be partially offset by related decommissioning costs that are incurred, as costs that are not already accrued as a component of the liability for asset retirement obligations will also be recorded in (Gain) loss on sale of business and other exit costs, net.  The Sprint Cost Reimbursement has not been reflected in the unaudited pro forma Statements of Operations or Balance Sheet because these amounts will not be received until U.S. Cellular incurs the related costs after the closing of the Divestiture Transaction.

(6)     As a result of the Deconsolidation, NY1 & NY2 assets and liabilities previously reflected in “As Reported” amounts are removed.  In addition, in accordance with GAAP, as a result of the Deconsolidation, TDS' interest in the Partnerships is reflected in Investments in unconsolidated entities at fair value as of April 3, 2013.  The fair value of TDS’ interest in the Partnerships is estimated to be in the range of $112 million to $128 million. TDS therefore expects to recognize a non-cash pre-tax gain in the range of $12 million to $28 million.  For purposes of the unaudited pro forma financial information contained herein, TDS assumed a fair value of approximately $120 million, which generated a non-cash pre-tax gain of approximately $20 million. This gain has not been included as a pro forma adjustment to the unaudited pro forma Statements of Operations due to its non-recurring nature but has been recorded in the unaudited pro forma Balance Sheet as of March 31, 2013.  Recording TDS’ interest in the Partnerships requires various assumptions, including allocation of the excess of fair value over book value to the assets and liabilities of the Partnerships.  Due to the incomplete fair value allocation primarily related to FCC licenses, customer lists and goodwill and the related useful lives, Equity in earnings of unconsolidated entities does not reflect adjustments related to depreciation or amortization of definite-lived tangible or intangible assets.  The actual results reported by TDS in periods following the Deconsolidation may differ significantly from those reflected in the pro forma financial information contained herein.  The following table provides a reconciliation of the Retained Earnings impact resulting from the Deconsolidation:

(Dollars in thousands)
NY1 & NY2 Retained Earnings Reconciliation
Estimated Fair Value of NY1 & NY2	$120,000
Existing investment balance	(62,524)
Existing goodwill related to NY1 & NY2	(37,131)
Existing licenses attributable to NY1 & NY2	(592)
Deferred tax liability related to existing licenses	238
Gain	$19,991

(7)     At March 31, 2013, the following assets and liabilities were classified in TDS’ Consolidated Balance Sheet as “Assets held for sale” and “Liabilities held for sale” as a result of the Divestiture Transaction:

(Dollars in thousands)
Assets held for sale
Licenses	$140,599
Goodwill	19,474
Total	$160,073

Liabilities held for sale
Customer deposits and deferred revenues	$18,360

Amounts recorded as Liabilities held for sale will transfer to Sprint upon the closing of the transaction.  Per the Purchase and Sale Agreement with Sprint, the amount of the liabilities transferred to Sprint will be offset against future amounts owed to U.S. Cellular by Sprint under certain other agreements in connection with the Divestiture Transaction.  Therefore, Other current liabilities of $18,360 were recorded in the Consolidated Balance Sheet to reflect this obligation.

(8)     As a result of the Deconsolidation, TDS’ investment balances in NY1 and NY2 will be recorded as Investments in unconsolidated entities, thereby eliminating the noncontrolling interest portion previously recorded when NY1 and NY2 were consolidated.